EXHIBIT 99.1

NeuroMetrix Reports Q1 2019 Financial Results

WALTHAM, Mass., April 25, 2019 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO), today reported financial and business highlights for the quarter ended March 31, 2019.

The Company develops and markets novel therapies for chronic health conditions employing neurostimulation and digital medicine. The Company has two primary commercial products. Quell® is an over-the-counter wearable neurostimulation device for managing chronic pain. DPNCheck® is a point-of-care test that provides accurate and cost-effective screening, diagnosis and monitoring of diabetic peripheral neuropathy (DPN).

Highlights:

•	The Company reported net income of $2.1 million in Q1 2019, an increase of $0.9 million or 76% over Q1 2018.

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Revenue of $3.1 million was below Q1 2018 by 37%. Quell shipment volume and sales were lower due to reduced advertising spending plus curtailment of most retail and direct response television distribution channels. DPNCheck revenue of $1.2 million was level with Q1 2018.

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Quell was named CES 2019 Innovation Awards Honoree in the Fitness, Sports and Biotech product category. The Company announced the development of new functionalities for the device including therapy coaching, an intensive therapy option and artificial intelligence that are expected to be available later in 2019.

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The peer-reviewed journal Pain Practice published results from a randomized controlled trial of Quell in 35 subjects with chronic low back pain. The study was conducted at the Brigham and Women’s Hospital Pain Management Center in Boston, MA. Key findings from the study included statistically significant reductions in pain intensity, pain interference with function (including sleep, activity and mood), and reduced pain catastrophizing in the Quell group after three months of use, all in comparison with a control group of 33 subjects with chronic low back pain who received treatment as usual.

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The Company reported several new DPNCheck clinical studies that had recently been published further expanding the body of clinical validation of the technology. These studies appeared in the peer-reviewed journals Muscle and Nerve, Diabetes Care, and Diabetes Technology & Therapeutics.

"The in-depth review of our Quell strategy that last quarter we advised would be conducted is now in its last stages,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “We believe that this work is providing important insights on our target markets, points of differentiation in customer messaging, and possible changes in product pricing and positioning. We plan to complete this review by the end of the second quarter and implement changes to our level of investment in Quell as appropriate based on those results.”

Financials:

In Q1 2019 total revenues were $3.1 million versus $4.9 million in the prior year period, a decrease of 37%. Gross margin was 25.6% of total revenues versus 40.2% in Q1 2018. Gross margin was reduced by a charge in Q1 2019 of $0.7 million for excess inventory related to earlier Quell products. Excluding the charge, gross margin was 48.0%, a gain of 7.8 percentage points compared to Q1 2018. Operating expenses were $4.5 million compared to $5.6 million in Q1 2018. The $1.1 million reduction included co-funding of certain Quell R&D costs by GlaxoSmithKline (GSK) plus reduced advertising spending.

Collaboration income from GSK totaled $5.7 million, an increase of $1.0 million or 21% over Q1 2018. Net income was $2.1 million compared to $1.2 million in Q1 2018. Net cash usage in operations was $3.5 million versus $2.7 million in Q1 2018. The Company ended the quarter with cash of $7.2 million.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00am Eastern today, April 25, 2019. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 3589503. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 3589503. It will remain available for one week. The call will also be webcast and accessible at http://www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is a commercial stage, innovation driven healthcare company combining neurostimulation and digital medicine to address chronic health conditions including chronic pain, sleep disorders, and diabetes. The Company has two primary products. Quell is an over-the-counter wearable therapeutic device for chronic pain. DPNCheck is a rapid point-of-care test for diabetic neuropathy which is the most common long-term complication of Type 2 diabetes. For more information, please visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products, and the final outcome of the ongoing Federal Trade Commission civil investigative demand enforcement action involving Quell. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended March 31,
	2019	2018
Revenues	$3,122,935	$4,942,990
Cost of revenues	2,324,231	2,955,260
Gross profit	798,704	1,987,730
Operating expenses:
Research and development	855,081	1,279,564
Sales and marketing	2,025,288	2,504,741
General and administrative	1,619,490	1,804,143
Total operating expenses	4,499,859	5,588,448
Loss from operations	(3,701,155)	(3,600,718)
Other income:
Collaboration income	5,734,849	4,755,705
Other income	16,813	11,265
Total other income	5,751,662	4,766,970
Net income (loss)	$2,050,507	$1,166,252

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	March 31, 2019	December 31, 2018

Cash and cash equivalents	$7,200,795	$6,780,429
Other current assets	4,429,347	4,805,736
Noncurrent assets	2,276,621	2,405,715
Total assets	$13,906,763	$13,991,880

Current liabilities	$4,502,872	$6,592,897
Lease obligation, net of current portion	1,211,480	1,301,172
Stockholders’ equity	8,192,411	6,097,811
Total liabilities and stockholders’ equity	$13,906,763	$13,991,880